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                                                                  Exhibit 23.03


             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS


The Board of Directors
Exodus Communications, Inc.:

     We consent to the incorporation by reference in this Registration Statement of Exodus Communications, Inc. and subsidiaries on Form S-8, of our report dated April 8, 1999 (April 21, 1999 as to Note 10) relating to the consolidated financial statements of Cohesive Technology Solutions, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, which report appears in the Amended Current Report on Form 8-K of Exodus Communications, Inc. filed with the Securities and Exchange Commission on October 12, 1999.



                                              /s/ DELOITTE & TOUCHE LLP

San Jose, California
December 13, 1999